Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(2)
(Form Type)
Consolidated Edison, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)

Equity	Common Shares ($.10 par value)	Rule 457(r)	7,000,000	$96.66	$676,620,000	$ 153.10 per $1,000,000	$103,590.53

Total Offering Amounts							$103,590.53

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$103,590.53

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.